Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-64612 on Form S-8 of our report dated June 29, 2022, with respect to the statement of net assets available for benefits as of December 31, 2021, appearing in the Annual Report on Form 11-K of Unity Bank Employees' Savings & Profit Sharing Plan for the year ended December 31, 2022.

/s/ CliftonLarsonAllen LLP

Cedar Rapids, Iowa

June 27, 2023